Exhibit 99.1

9503 East 33rd Street Indianapolis, IN 46235-4207 (800) CELADON (317) 972-7000

For more information: Jeryl Desjarlais Communications Manager (800) CELADON Ext. 7070 (317) 972-7070 Direct jdesjarlais@celadongroup.com	FOR IMMEDIATE RELEASE July 30, 2012

CELADON GROUP REPORTS JUNE QUARTER AND FULL FISCAL YEAR RESULTS

INDIANAPOLIS – Celadon Group Inc. (NYSE: CGI) today reported its financial and operating results for the three months and fiscal year ended June 30, 2012, the fourth fiscal quarter of the company’s fiscal year ending June 30, 2012.

Revenue for the quarter increased 4.0% to $157.5 million in the 2012 quarter from $151.2 million in the 2011 quarter.  Freight revenue, which excludes fuel surcharges, increased 4.6% to $124.3 million in the 2012 quarter from $118.8 million in the 2011 quarter.  Net income increased 63.6% to $9.0 million in the 2012 quarter from $5.5 million for the same quarter last year.  Earnings per diluted share increased 62.5% to $0.39 in the 2012 quarter from $0.24 for the same quarter last year.

For the fiscal year ended June 30, 2012, revenue increased 5.4% to $599.0 million in 2012 from $568.2 million for the same period last year.  Freight revenue increased 1.7% to $475.1 million in 2012 from $467.0 million for the same period last year.  Net income increased 67.8% to $25.5 million in 2012 from $15.3 million for the same period last year.  Earnings per diluted share increased 67.2% to $1.12 from $0.67 the same period last year.

We are pleased with the results, as earnings per share of 39 cents exceeded the June 2011 quarter of 24 cents per share.  Operating ratio, which represents operating expenses as a percent of revenue excluding fuel surcharge was 87.2%, compared to 90.9% in the June 2011 quarter.  Operating ratio was reduced to 90.2% for the 2012 fiscal year compared with 93.4% for the 2011 fiscal year.

Several key factors attributed to the improvement, including an increase of 4.1% percent in rates, a decrease in overall equipment costs and a decrease in operations and maintenance expense, which is primarily attributed to our decrease in average tractor age to 1.5 years and trailers to 2.8 years.  Regarding equipment cost, in addition to reduced average age, we have continued to streamline our operations to reduce the number of tractors to trailers being operated to support our existing business levels.  Offsetting these improvements was a decline in miles per seated truck of about four percent from the prior year, most of which has been the impact of improved freight selection.  Through our series of opportunistic acquisitions made during the year, we have been able to increase our average seated count by approximately 7.2%, which has positioned us to better service our customers and provides the capacity to allow us to significantly increase miles as fleets continue to exit the market and for when the economic freight market improves.

Our balance sheet remains solid and we retain significant liquidity to support the growth of our business.  At June 30, 2012, we had $194.8 million of stockholders' equity, and $33.6 million in cash and cash equivalents.  Our earnings before interest, taxes, depreciation and amortization increased $3.2 million, or 13.2%, to $27.4 million in the current quarter compared with $24.2 million in the June 2011 quarter.  The increase in cash flow generated from operations will allow us to effectively continue to execute on our growth strategy.

On July 30, 2012, our Board of Directors approved a regular cash dividend to shareholders for the quarter ending September 30, 2012.  The quarterly cash dividend of two cents ($0.02) per share of common stock will be payable on October 17, 2012 to shareholders of record at the close of business on October 5, 2012.

Conference Call Information

An investor conference call is scheduled for Tuesday, July 31st, at 11:00 a.m. Eastern Time.  Members of management will discuss the results of the quarter.  To listen and participate in a questions-and-answers exchange, simply dial 866-200-6965 pin number 30198588 a few minutes prior to the start time.  A replay will be available through August 31at http://investors.celadontrucking.com.

This call is being Web cast at Celadon's investor web site at http://investors.celadontrucking.com under the events section.

Celadon Group Inc. (www.celadongroup.com), through its subsidiaries, provides long-haul and regional full-truckload freight service across the United States, Canada and Mexico.  The company also owns Celadon Logistics Services, which provides freight brokerage services, less-than-truckload services, as well as supply chain management solutions, including warehousing and dedicated fleet services.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended.  Such statements may be identified by their use of terms or phrases such as "expects," "estimates," "projects," "believes," "anticipates," "plans," "intends," and similar terms and phrases.  Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.  Actual results may differ from those set forth in the forward-looking statements.  The following factors, among others, could cause actual results to differ materially from those in forward-looking statements: the risk that our perception of additional capacity due to seating trucks and perceived benefits thereof are inaccurate; the risk that our perception of changes in our customer base and perceived benefits thereto are inaccurate; the risk that managing our tractor fleet age does not result in greater flexibility and lower operating expenses; excess tractor and trailer capacity in the trucking industry; decreased demand for our services or loss of one or more of our major customers; surplus inventories; recessionary economic cycles and downturns in customers' business cycles; strikes, work slow downs, or work stoppages at our facilities, or at customer, port, border crossing, or other shipping related facilities; increases in compensation for and difficulty in attracting and retaining qualified drivers and independent contractors; increases in insurance premiums and deductible amounts; elevated experience in the frequency or severity of claims relating to accident, cargo, workers' compensation, health, and other matters; fluctuations in claims expenses that result from high self-insured retention amounts and differences between estimates used in establishing and adjusting claims reserves and actual results over time; increases or rapid fluctuations in fuel prices, as well as fluctuations in hedging activities and surcharge collection, the volume and terms of diesel purchase commitment, interest rates, fuel taxes, tolls, and license and registration fees; fluctuations in foreign currency exchange rates; increases in the prices paid for new revenue equipment and changes in the resale value of our used equipment; increases in interest rates or decreased availability of capital or other sources of financing for revenue equipment; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors; regulatory requirements that increase costs or decrease efficiency, including revised hours-of-service requirements for drivers and new emissions control regulations; our ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations; the timing of, and any rules relating to, the opening of the border to Mexican drivers; challenges associated with doing business internationally; our ability to retain key employees; and the effects of actual or threatened military action or terrorist attacks or responses, including security measures that may impede shipping efficiency, especially at border crossings.

Readers should review and consider these factors along with the various disclosures by the company in its press releases, stockholder reports, and filings with the Securities Exchange Commission.  We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

- tables follow -

CELADON GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands except per share amounts)
(Unaudited)

	For the three months ended		For the fiscal year ended
	June 30,		June 30,
	2012	2011	2012	2011

REVENUE:
Freight revenue	$124,286	$118,807	$475,116	$467,002
Fuel surcharge revenue	33,198	32,375	123,836	101,247
Total revenue	157,484	151,182	598,952	568,249

OPERATING EXPENSES:
Salaries, wages, and employee benefits	42,106	37,870	158,948	150,156
Fuel	39,425	39,616	156,207	138,470
Purchased transportation	27,597	29,992	108,866	106,676
Revenue equipment rentals	1,749	834	5,986	1,559
Operations and maintenance	9,079	10,570	39,189	41,108
Insurance and claims	3,653	3,392	13,899	18,239
Depreciation and amortization	11,707	13,064	47,214	56,979
Cost of products and services sold	---	---	---	3,537
Communications and utilities	1,310	906	4,292	4,157
Operating taxes and licenses	2,672	2,483	10,308	9,854
General and other operating	2,250	1,665	7,284	6,728
Total operating expenses	141,548	140,392	552,193	537,463

Operating income	15,936	10,790	46,759	30,786

Interest expense	1,395	1,780	5,684	8,210
Interest (income)	---	(15)	(56)	(63)
Income from sale of majority interest in subsidiary	---	---	---	(4,142)
Other expense (income), net	285	(378)	(412)	(643)
Income before income taxes	14,256	9,403	41,543	27,424
Income tax expense	5,291	3,924	16,007	12,162
Net income	$8,965	$5,479	$25,536	$15,262

Income per common share:
Diluted	$0.39	$0.24	$1.12	$0.67
Basic	$0.40	$0.25	$1.15	$0.69

Diluted weighted average shares outstanding	23,140	22,705	22,872	22,632
Basic weighted average shares outstanding	22,356	22,163	22,264	22,099

Key Operating Statistics

	For the three months ended		For the fiscal year ended
	June 30,		June 30,
	2012	2011	2012	2011
Average revenue per loaded mile (*)	$1.554	$1.493	$1.535	$1.481
Average revenue per total mile (*)	$1.383	$1.341	$1.367	$1.325
Average revenue per tractor per week (*)	$2,928	$2,942	$2,869	$2,866
Average miles per seated tractor per week(**)	2,096	2,188	2,098	2,162
Average seated line-haul tractors (**)	2,808	2,620	2,705	2,662

*Freight revenue excluding fuel surcharge and our Mexican subsidiary Jaguar.
**Total seated fleet, including equipment operated by independent contractors and our Mexican subsidiary, Jaguar.

CELADON GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
June 30, 2012 and 2011
(Dollars and shares in thousands except par value amounts)

	(unaudited)
	June 30,	June 30,
ASSETS	2012	2011
Current assets:
Cash and cash equivalents	$33,646	$25,673
Trade receivables, net of allowance for doubtful accounts of $1,007 and $1,045 at 2012 and 2011, respectively	67,615	64,723
Prepaid expenses and other current assets	10,910	14,403
Tires in service	1,805	6,594
Equipment held for resale	7,908	---
Deferred income taxes	4,160	3,940
Total current assets	126,044	115,333
Property and equipment	483,327	418,698
Less accumulated depreciation and amortization	112,871	141,584
Net property and equipment	370,456	277,114
Tires in service	2,487	2,914
Goodwill	16,702	16,702
Investment in joint venture	3,491	2,902
Other assets	1,531	1,701
Total assets	$520,711	$416,666

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$7,734	$10,475
Accrued salaries and benefits	13,854	13,192
Accrued insurance and claims	10,138	13,360
Accrued fuel expense	4,896	11,113
Other accrued expenses	19,044	15,729
Current maturities of capital lease obligations	45,135	75,521
Income taxes payable	1,483	1,778
Total current liabilities	102,284	141,168
Capital lease obligations, net of current maturities	185,436	72,182
Deferred income taxes	38,210	31,416
Total liabilities	325,930	244,766
Stockholders' equity:
Common stock, $0.033 par value, authorized 40,000 shares; issued and outstanding 23,984 and 23,887 shares at June 30, 2012 and 2011, respectively	791	788
Treasury stock at cost; 1,055 and 1,364 shares at June 30, 2012 and 2011, respectively	(7,966)	(9,408)
Additional paid-in capital	101,154	99,906
Retained earnings	105,765	81,566
Accumulated other comprehensive loss	(4,963)	(952)
Total stockholders' equity	194,781	171,900
Total liabilities and stockholders' equity	$520,711	$416,666

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